CASH ASSETS TRUST
                    (all portfolios of Trust)
                DISTRIBUTION ASSISTANCE AGREEMENT


FROM:
__________________________________

__________________________________

__________________________________


TO:  Aquila Distributors, Inc.
380 Madison Avenue, Suite 2300
New York, N.Y. 10017


Gentlemen:

We understand that Cash Assets Trust (the "Trust"), for which Aquila Distributors, Inc. ("you" or the "Distributor") acts as Distributor, has adopted plans (the "Distribution Plans") pursuant to Rule 12b-1 under the Investment Company Act of 1940 as amended (the "Act"), for making distribution assistance payments ("Permitted Payments") to selected brokers and other persons ("Qualified Recipients") providing distribution assistance regarding all portfolios to the Trust. We have been furnished a copy of such Distribution Plans and understand that this letter is a "Related Agreement" as defined in such Plans and that all defined terms in this letter have the same meaning as in such Plans.

We desire to enter into an Agreement with you for the sale and distribution of shares of the Trust. Upon acceptance of this Agreement by you, we understand that we may offer and sell shares of the Trust, solely at the request of our customers, subject, however, to all of the terms and conditions hereof and to your right to suspend or terminate the sale of such shares.

1. We understand that the shares of the Trust will be offered and sold at the net asset value in effect when the order for such shares is confirmed and accepted on behalf of the Trust by you, that all purchase requests and applications submitted by us are subject to acceptance or rejection in the discretion of you, the Trust, or the Distributor, and if accepted, each purchase will be deemed to have been consummated at the principal office of the Trust.

2. We certify that we are members of the National Association of Securities Dealers, Inc. (the "NASD") and agree to maintain membership in the NASD, or in the alternative, that we are foreign brokers not eligible for membership in the NASD. In either case, we agree to abide by all the rules and regulations of the NASD which are binding upon underwriters and brokers in the distribution of the securities of open-end investment companies, including without limitation, Section 26 Article III of the Rules of Fair Practice. We further agree to comply with all applicable Federal and State laws and regulations. We agree that we shall not offer or sell shares of the Trust in any jurisdiction where they have not been registered or qualified, unless the laws and regulations of a jurisdiction make such registration or qualification unnecessary.

3. We shall offer and sell the shares of the Trust only in accordance with the terms and conditions of the Trust's then current Prospectuses and Statements of Additional Information, and we shall make no representations not included in said Prospectuses and Statements of Additional Information or in any authorized supplemental material supplied by you. We shall have no obligation to solicit purchases or otherwise sell or promote the sale of Trust shares, and all such transactions in which we engage will be solely at the order of our customers. We agree to be responsible for the proper instruction and training of all sales personnel employed by us, in order that the shares will be offered in accordance with the terms and conditions of this Agreement and all applicable laws and regulations. We agree to hold you harmless and indemnify you if we, or any of our sales representatives, violate any law, regulation, or provision of this Agreement, which results in liability to you; and if you determine to refund any amount paid by any investor by reason of any such violation on our part, we shall return to you any Permitted Payments previously paid by you to us with respect to the transaction for which the refund is made. All expenses which we incur in connection with our activities under this Agreement will be borne by us.

4. We understand and agree, subject to change by you as provided in paragraph 5, that we shall (a) maintain and service "Qualified Accounts" which are Trust accounts as to which we have rendered distribution assistance, (b) centralize the purchases and sales of Trust shares to permit bulk wires and other expedited processing,
(c) assist the Trust in soliciting proxies, and (d) be paid pursuant to the attached written Notice given under paragraph 5. We also agree to provide Qualified Accounts other shareholder services, including but not limited to answering customer inquiries regarding account status and history, and the manner in which purchases and redemptions of shares of the Trust may be effected; assisting shareholders in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to establish and maintain shareholder accounts and records; assisting in processing purchase and redemption transactions; arranging for the wiring of funds; transmitting and receiving funds in connection with customer orders to purchase or redeem shares; verifying and guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnishing (either alone or together with other reports sent to a shareholder by such person) monthly and year-end statements and confirmations of purchases and redemptions; transmitting, on behalf of the Trust, proxy statements, annual reports, updating prospectuses and other communications from the Trust to its shareholders; receiving, tabulating, and transmitting to the Trust proxies executed by shareholders with respect to meetings of shareholders of the Trust; and providing such other related services as you, the Administrator, or a shareholder may request from time to time.

5. We understand that, although the Permitted Payments cannot exceed the limits specified in any Distribution Plans of the Trust, the amount of such payments up to such limit, the frequency and timing of such payments, the terms of any right to sell in a territory, and any other terms, conditions, or qualifications for us to receive such payments are subject to change by you from time to time, upon at least 30 days' written notice. Any orders placed after the effective date of such change shall be subject to the rates in effect at the time of receipt of the payment by the Trust. Such 30-day period may be waived at your sole option in the event such change increases the Permitted Payments due us. We understand that you may pay the Permitted Payments yourself or pay them through a paying agent.

6. Payments for shares will be made to the Trust and will be received by the Trust promptly after the acceptance of our orders. If any payment is not received by the Trust, we understand that you and the Trust reserve the right, without notice, forthwith to cancel the transaction, or, at its option, to sell the shares ordered by us back to the Trust, in which latter case we may be held responsible for any loss, including loss of profit, suffered by you or the Trust resulting from our failure to make the payments aforesaid.

7. Your obligations to us under this Agreement are subject to all provisions of any Distribution Agreements which you have entered into or may enter into. We understand and agree that in performing our services covered by this Agreement we are acting as principal, and you are in no way responsible for the manner of our performance or for any of our acts or omissions in connection therewith. Nothing in this Agreement or in the Distribution Plans shall be construed to constitute us or any of our agents, employees, or representatives as the agents, partners, or employees of you, the Trust, or the Administrator.

8. We shall provide you with any documentation which the Federal and state securities laws and regulations may from time to time require as a prerequisite to the payment of distribution assistance payments. We shall bear the clerical costs of providing such documentation, and shall be responsible for the accuracy of such documentation.

9. This Agreement is not assignable or transferable, except that you may transfer or assign this Agreement to any successor firm or corporation which becomes Distributor of the Trust.

10. This Agreement may be terminated at any time without penalty by a vote of a majority of the independent Trustees of the Trust or by a vote of a majority of the outstanding voting shares of the Trust, on at least 30 days' written notice to us at our principal place of business. We, on at least 30 days' written notice addressed to you at your principal place of business, may terminate this Agreement. You may also terminate this Agreement for cause on violation by us of any provision of this Agreement, said termination to become effective on the date of mailing notice to us of such termination. Without limiting the generality of the foregoing, any provision hereof to the contrary notwithstanding, our expulsion from the NASD will automatically terminate this Agreement without notice; our suspension from the NASD or violation of applicable Federal or State laws or regulations will terminate this Agreement effective upon date of mailing notice to us of such termination. Your failure to terminate for any cause will not constitute a waiver of your right to terminate at a later date for any such cause.

11. This Agreement will become effective on the date when it is executed and dated by you below. This Agreement and all rights and obligations of the parties hereunder will be governed by and construed under the laws of the State of New York.


               ____________________________________________________
               (name of firm)

               ____________________________________________________
               By:

               ____________________________________________________
               (name and title of officer)

               ____________________________________________________
               (telephone number)


Accepted:
Aquila Distributors, Inc.


By: ____________________________


________________________________
(name and title of officer)


Dated: ________________, 19_____

                        CASH ASSETS TRUST
        NOTICE TO FIRMS PROVIDING DISTRIBUTION ASSISTANCE
  PURSUANT TO PARAGRAPH 5 OF DISTRIBUTION ASSISTANCE AGREEMENT

Subject to the limits of the Distribution Plans of the Trust, distribution assistance payments to any firm will be at the annual rate of ten basis points (0.10%), will be payable quarterly, and will be based on the average net asset value of a firm's Qualified Accounts in any given calendar quarter. Each distribution assistance payment will be mailed by the 15th day of the month following the end of each calendar quarter.

Date of this Notice: June 8, 1990